UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/03/2009

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company announced the appointment of Chase Carey as Deputy Chairman, President and Chief Operating Officer of the Company, effective July 1, 2009. Mr. Carey will be reporting to Mr. K. Rupert Murdoch, Chairman and Chief Executive Officer of the Company, and will have oversight of the Company's global operations. Mr. Carey will also become a member of the Company's Board of Directors (the "Board") on July 1, 2009 after Peter Chernin resigns from the Board effective June 30, 2009.

Mr. Carey has been the Chief Executive Officer of The DIRECTV Group ("DIRECTV") since 2003. Prior to DIRECTV, Mr. Carey was co-Chief Operating Officer of the Company from 1996 to 2002, the Co-Chief Officer of Fox Entertainment Group ("FEG") from 1998 to 2002. Mr. Carey served on the Board of the Company from 1996 to 2007 and on the Board of Directors of FEG from 1992 to 2002.

The compensatory arrangements for Mr. Carey's executive position with the Company have not yet been determined. As Mr. Carey will serve as an executive of the Company, he will not receive any retainer fee for his service on the Board. There are no related party transactions between the Company and Mr. Carey reportable under Item 404(a) of Regulation S-K.

Mr. Chernin's resignation from the Board is not due to any disagreement with the Company and coincides with his previously announced resignation as President and Chief Operating Officer of the Company also effective June 30, 2009.

A copy of the Company's press release announcing Mr. Carey's appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit
Number          Description
________________________________________
99.1                 Press release of News Corporation, dated June 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: June 03, 2009	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release of News Corporation, dated June 3, 2009.